UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     January 27, 2010

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On January 27, 2010,  Cary G. Bullock was appointed as our President and Chief Executive Officer.  Mr. Bullock succeeds Dennis C. Cossey as our Chief Executive Officer and Shawn R. Hughes as our President.  Both Mr. Cossey and Mr. Hughes will remain as members of our Board of Directors and Mr. Cossey will continue to serve as Chairman of the Board.

In order to create a vacancy to permit the election of Mr. Bullock to our Board of Directors, J. Winder Hughes III resigned as a member of the Board on January 27, 2010 and Mr. Bullock was elected to the Board to fill the vacancy.  Our Board of Directors has granted Mr. Hughes observer rights entitling him to attend and participate in (but not vote at) all meetings of the Board.

In connection with his appointment, Mr. Bullock was also appointed as a member of the Board of Directors and Chief Executive Officer of our subsidiary, ThermoEnergy Power Systems LLC, as a member of the Board of Managers of Babcock-Thermo Carbon Capture LLC, our joint venture with Babcock Power, Inc., and as a member of the Board of Directors of our subsidiary, CASTion Corporation.

Mr. Bullock was employed most recently by GreenFuel Technologies Corporation, serving as Chief Executive Officer from February 2005 through June 2007 and as Vice President for Business Development from June 2007 through January 2009; he was a member of the Board of Directors of GreenFuel Technologies Corporation from February 2005 through August 2009. In May 2009, GreenFuel Technologies ceased business operations and made an assignment of its assets to a trustee for the benefit of its creditors.   Since February 2009, Mr. Bullock has served a variety of clients as an independent consultant and business advisor.  Prior to joining GreenFuel Technologies, Mr. Bullock was Chairman and Chief Executive Officer of Excelergy Corporation, Vice President of KENETECH Management Services and President of its affiliate, KENETECH Energy Management, Inc., Chairman and Chief Executive Officer of Econoler/USA Inc., Vice President of Engineering and Operations and Principal Engineer of Xenergy Inc., Director of Special Engineering and a Senior Engineer at ECRM, Inc. and a Senior Engineer at Sylvania Electronics Systems.   Mr. Bullock holds an AB degree from Amherst College and B.S. and M.S. degrees from MIT.  Mr. Bullock is 64 years old.

On January 27, 2009, we entered into an Executive Employment Agreement with Mr. Bullock, pursuant to which we have agreed to pay him a base salary of $200,000, with eligibility for performance bonuses, from time to time, in accordance with incentive compensation arrangements to be established by the Compensation Committee of our Board of Directors.  Mr. Bullock’s employment is terminable by either party upon 30 days’ written notice; provided that we may terminate Mr. Bullock’s employment immediately for “Cause” (as such term is defined in the Executive Employment Agreement) and Mr. Bullock may terminate his employment immediately for “Good Reason” (as such term is defined in the Executive Employment Agreement).  If Mr. Bullock’s employment is terminated for any reason other than (i) by us during a 90-day probationary period ending April 26, 2010 (the “Probationary Period”), (ii) by us for Cause or (iii) voluntarily by Mr. Bullock without Good Reason, Mr. Bullock will be entitled to receive severance payments of $16,667 per month for six months following the termination of his employment, and we will keep in force for such six-month period all health insurance benefits afforded to Mr. Bullock and his family at the time of termination.  Mr. Bullock’s Executive Employment Agreement contains other conventional terms, including covenants relating to the confidentiality and non-use of our proprietary information, and a provision prohibiting Mr. Bullock, for a period of six months or one year following the termination of his employment (depending on the circumstances of termination), from competing against us or soliciting our customers or employees.  Mr. Bullock’s Executive Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and the foregoing discussion is qualified in its entirety by reference to such Exhibit.

On January 27, 2010, we awarded Mr. Bullock a stock option for the purchase of 8,159,401 shares of our Common Stock (representing 5% of our fully diluted capital stock) at an exercise price of $0.30 per share (the closing price of our Common Stock in the over-the-counter market on January 26, 2010), with a provision for net surrender cashless exercise.   The option has a term of ten years, subject to Mr. Bullock’s continued employment with us, and vests with respect to the first 2,039,851 shares on December 31, 2010 and thereafter in quarterly installments of 509,962.5 shares each through December 31, 2013; provided, however, that if prior or December 31, 2010, a “Change of Control” (as such term is defined in Mr. Bullock’s Executive Employment Agreement) occurs, the option will immediately vest with respect to 2,039,851 shares; and provided, further, that if Mr. Bullock’s employment is terminated prior to December 31, 2010 for any reason other than (i) by us during the Probationary Period, (ii) by us for Cause, or (iii) voluntarily by Mr. Bullock without Good Reasons, the option will immediately vest with respect to 2,039,851 shares.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

10.1 *	Executive Employment Agreement dated January 27, 2010 by and between ThermoEnergy Corporation and Cary G. Bullock

* May be deemed a compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2010

THERMOENERGY CORPORATION
(Registrant)

	By:	/s/ Teodor Klowan, Jr.
	Name:	Teodor Klowan, Jr.
	Title:	Executive Vice President and Chief Financial Officer